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        [LETTERHEAD OF KAPLAN, STRANGIS AND KAPLAN, P.A. APPEARS HERE]




                              September 14, 1999

AOA Holding LLC                                             Exhibit 8.1
AOA Capital Corp                                            -----------
1380 W. Paces Ferry Road, N.W.
Suite 170, South Wing
Atlanta, GA 30327

     Re: Offer by AOA Holding LLC and AOA Capital Corp to Exchange any and all of their outstanding 10-3/8% Senior Notes Due 2006 for their 10-3/8% Senior Notes Due 2006

Ladies and Gentlemen:

     We have acted as counsel to AOA Holding LLC and AOA Capital Corp (the "Companies") in connection with their offer (the "Exchange Offer") to exchange any and all of their 10-3/8% Senior Notes Due 2006 (the "Old Securities") for their 10-3/8% Senior Notes Due 2006 (the "New Securities").

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Companies' Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on July 1, 1999 (the "Registration Statement"), and such other documents as we deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Securities for the New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.
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AOA Holding LLC
AOA Capital Corp
September 14, 1999
Page 2


     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "United States Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,



                                        /s/ Kaplan, Strangis and Kaplan, P.A.